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Exhibit 10.20

Phase Forward Incorporated

Summary of Cash Compensation Practices for Non-Employee Directors
(Effective January 1, 2005)

Annual retainer for Board membership*:	$10,000
Annual retainer for each standing Board committee membership:	$2,000
Additional annual retainer for each standing Board committee chair:	$2,000
Board meeting attendance:	$1,500 per Board meeting attended in person $1,000 per Board meeting attended telephonically
Committee meeting attendance:	$500 for each standing Board committee meeting attended in person or telephonically

All meeting fees and a quarterly installment of annual retainer fees are paid in arrears. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

*
To be eligible for the annual retainer for Board membership, Directors are required to attend at least 75% of the Board meetings by phone or in person, and at least 50% of the meetings in person. The Company's Chief Financial Officer may exercise discretion in determining whether certain absences are excusable in determining whether the attendance thresholds are met.

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Summary of Cash Compensation Practices for Non-Employee Directors (Effective January 1, 2005)